Exhibit 10.3

English summary of Principal Terms of Lease Agreement, dated February 2, 2014, by and between Ruhrberg Contracting and Investments (1963) Ltd. (the “Landlord”), as landlord, and NeuroDerm Ltd. (the “Company”), as tenant (the “Lease”).

The Lease

•                Premises Covered by the Lease: Approximately 538 square meters (or 5,790 square feet) and 15 parking spaces, located in Rabin Science Park, Rehovot, Israel (the “Premises”).

•                Permitted Use of Premises: Conducting Company’s business in the field of medical research and development.

•                Term of Lease: February 2, 2014 to January 31, 2018.

•                Fees: Monthly rental fees payable quarterly in an aggregate amount of NIS 41,394 plus VAT for the period between February 2, 2014 and January 31, 2016 (subject to a reduced payment for the first three months as detailed below), which shall be increased to a monthly amount of NIS 42,470 plus VAT for the period between February 1, 2016 and January 31, 2018. The rental fees are linked to the Israeli consumer price index of November 2013.

The Premises were previously leased until April 30, 2014 to another tenant, which is subject to liquidation proceedings. In accordance with an exhibit to the Lease, the Company shall be exempt from approximately 50% of the rental fees for February, March and April 2014, which shall be paid to the Landlord by the temporary liquidator of the previous tenant.

•                Expenses: The Company bears all customary expenses associated with the use of the Premises, including, but not limited to, Premises’ management fees.

•                Security: The Company provided the Landlord with (i) a bank guarantee of NIS 195,380; and (ii) a promissory note in an amount of NIS 580,000, both linked to the Israeli consumer price index.

•                Continuous construction: Under the Lease, the Landlord reserved rights to continue zoning and construction activities on nearby plots, and the Company agreed to the above, provided such activities do not prevent reasonable use of the Premises by the Company or comfortable access thereto.

•                Modifications of Premises: The Company reserved the right to modify the Premises to the extent such modifications are required for adjustment of the Premises for the permitted use, at Company’s cost and subject to a Landlord’s prior written consent.